UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2006
NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3850 North Causeway, Suite 1770 Metairie, Louisiana (Address of principal executive offices)		70002 (Zip Code)
Registrant’s telephone number, including area code: (504) 838-8222
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 18, 2006, Newpark Resources, Inc. and certain of its domestic subsidiaries entered into an agreement for a Term Loan Facility with certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and Wilmington Trust Company, as collateral agent. The Term Loan Facility is in the aggregate face amount of $150.0 million, has a five-year term and an initial interest rate of LIBOR plus 3.25%, based on Newpark’s corporate family ratings of B1 by Moody’s and B+ by Standard & Poor’s. Newpark will draw down on the entire Term Loan Facility on September 22, 2006, concurrently with its redemption of its outstanding 8 5/8% Senior Subordinated Notes in the principal amount of $125.0 million plus accrued interest, as described below in Item 2.04. The maturity date of the Term Loan Facility is August 18, 2011.
     Borrowings can be made under the Term Loan Facility at the prime rate plus a spread or at Libor plus a spread. The amount of the spread is determined by Newpark’s Corporate Family Ratings as issued by Moody’s and Standard & Poor’s. Interest is payable either quarterly or at the maturity of each Libor loan, but not less than quarterly. Principal on the Term Loan Facility will be repaid in quarterly installments of $375,000. In addition, there will be an annual principal reduction equal to 25% to 50% of excess cash flow, as defined in the Term Loan Facility. The amount of the excess cash flow is based upon Newpark’s consolidated leverage ratio. The Term Loan Facility is subject to a fixed charge coverage ratio and consolidated leverage ratio covenant. Newpark is required to supply the administrative agent with Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K under the Term Loan Facility. Until Newpark is current on its periodic filings with the Securities and Exchange Commission, Newpark must supply monthly reports to the administrative agent. The term loan also limits Newpark’s ability to incur additional debt, pay dividends and repurchase its outstanding common stock.
     Under the terms of the agreement that governs the Term Loan Facility, Newpark must, within 180 days after the Borrowing Date as defined in the agreement, enter into and maintain rate management transactions, such as interest rate swap arrangements, to provide that at least 50% of the aggregate principal amount borrowed under the Term Loan Facility is subject to either a fixed interest rate or interest rate protection for a period of not less than three years.
     Proceeds from the Term Loan Facility will be used primarily to consolidate approximately $144.5 million of existing debt, including the redemption of the Notes described above, to pay transaction costs and provide additional liquidity. The Term Loan Facility will be a senior secured obligation of Newpark and will be secured by first liens on all of Newpark’s tangible and intangible assets, excluding its accounts receivable and inventory, and by a second lien on accounts receivable and inventory. The Term Loan Facility will be callable at face value, except for a 1% call premium if called at any time during the first year. As a result of the retirement of existing debt, Newpark will record a charge in the third quarter of approximately $1.2 million related to unamortized debt issuance costs and prepayment penalties.
     The Term Loan Facility was well received in the market, as indicated by a significant over-subscription.

     J.P. Morgan Securities Inc. served as sole lead arranger and sole bookrunner for Newpark. Other than in respect of the agreement governing the Term Loan Facility, no material relationship exists between Newpark or its affiliates and any of the parties to that agreement. This summary of the Term Loan Facility is qualified in its entirety by the text of that agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On August 18, 2006, Newpark Resources, Inc. sent a notice of redemption to the trustee of the holders of Newpark’s 8 5/8% Senior Subordinated Notes. Pursuant to this notice of redemption, Newpark set a redemption date of September 22, 2006. On the redemption date, Newpark will voluntarily redeem $125.0 million principal amount of its Notes plus accrued interest, in accordance with the terms of the indenture governing the Notes. As disclosed above under Item 1.01, Newpark intends to use a portion of the net proceeds from its Term Loan Facility to fund this redemption.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Term Credit Agreement, dated as of August 18, 2006, by and among Newpark Resources, Inc., certain of its domestic subsidiaries, certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and Wilmington Trust Company, as collateral agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: August 21, 2006	By: /s/ Eric M. Wingerter
Eric M. Wingerter,
Vice President, Corporate Controller and
Acting Chief Financial Officer

3